SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
         UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE OF 1934.

                         Commission File Number: 1-9184

                              NEWMONT GOLD COMPANY
             (Exact name of Registrant as specified in its charter)

                              1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    Common Stock, par value $0.01 per share

            (Title of each class of securities covered by this Form)

                                      N/A

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1)(i)           |x|        Rule 12h-3(b)(1)(ii)          | |
Rule 12g-4(a)(1(ii)            | |        Rule 12h-3(b)(2) (i)          | |
Rule 12g-4(a)(2)(i)            | |        Rule 12h-3(b)(2)(ii)          | |
Rule 12g-4(a)(2(ii)            | |        Rule 15d-6                    | |
Rule 12h-3(b)(1)(i)            |x|

          Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Newmont Gold Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 12, 1998


                               By:/s/ Timothy J. Schmitt
                                  Name: Timothy J. Schmitt
                                  Title: Vice President, Secretary and Assistant General Counsel